Exhibit 10.4

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

BETWEEN

on one side, as Sellers,

JOÃO CARLOS RIBEIRO PEDROSO,

LEONI MARGARIDA BERTOLIN,

JOSÉ CARLOS JANUÁRIO,

RICARDO PEDROSO

and

DAIANE PEDROSO CANTO

on the other, as Buyer,

NRE PARTICIPAÇÕES S.A.

DATED DECEMBER 5, 2018

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

This Share Purchase and Sale Agreement and Other Covenants (“Agreement”) is entered into on this date of December 5, 2018 (“Signing Date”) between the following parties:

1. JOÃO CARLOS RIBEIRO PEDROSO, Brazilian, industrialist, married under the community property regime, holder of Identity Card [**], issued by SSI/SC, SSN [**], resident and domiciled in [**], (“João Carlos”);

2. LEONI MARGARIDA BERTOLIN, Brazilian, widow, businesswoman, holder of Identity Card [**], issued by SSI/SC, SSN [**], resident and domiciled in [**] (“Leoni”):

3. JOSÉ CARLOS JANUÁRIO, Brazilian, businessman, legally separated, holder of Identity Card [**], issued by SSI/SC, SSN [**], resident and domiciled in [**] (“José”);

4. RICARDO PEDROSO, Brazilian, businessman, married under the separation of property regime, holder of Identity Card [**], issued by SSP/SC, SSN [**], resident and domiciled in [**] (“Ricardo”): AND

5. DAIANE PEDROSO CANTO, Brazilian, businesswoman, married under the separation of property regime, holder of Identity Card [**], issued by SSP/SC, SSN [**], resident and domiciled in [**] (“Daiane” and, together with João Carlos, Leoni, José, Ricardo and Daiane, the “Sellers”),

AND,

6. NRE PARTICIPAÇÕES S.A., a corporation with head office in the City of Nova Lima, State of Minas Gerais, at Alameda Oscar Niemeyer. n° 119, salas 504, 1.501 and 1.503, bairro Vila da Serra, CEP 34.006-56, EIN 23.399.329/0001-72, herein represented by ITS legal representatives (the “Buyer”);

Sellers and Buyer shall also be individually referred to as “Party” and collectively as “Parties”;

and as Intervening Parties:

7. FADEP - FACULDADE EDUCACIONAL DE PATO BRANCO LTDA., a limited liability company, headquartered in the State of Paraná, in the City of Pato Branco, at Rua Benjamin Borges dos Santos, 1.100, Bairro Fraron, EIN 03.420.225/0001-95, hereinafter referred to as “Company” or “FADEP”, herein represented pursuant to its articles of incorporation, and

8. RD ADMINISTRAÇÃO E PARTICIPAÇÃO LTDA., a limited liability company, headquartered in the State of Paraná, in the City of Pato Branco, at Rua Benjamin Borges dos Santos, n° 1.100, sala 01, Bairro Fraron. CEP 85.503-350, EIN 14.292.337/0001-24, herein represented pursuant to its articles of incorporation, (“RD” and, jointly with FADEP, hereinafter referred to as “Companies”).

WHEREAS;

(1) the Sellers are, on this date, the only partners of RD, thus they hold all shares in said company, fully subscribed and paid up in national currency, as per Annex 2.1.

(2) R.D and João Carlos are together, on this date, the holders of all shares in FADEP, fully subscribed and paid up in national currency, as per Annex 2A.

(3) the Buyer intends to purchase from the Sellers and the Sellers intend to sell to the Buyer all of their respective shares representing RD’s capital, and the Buyer intends to purchase from João Carlos seventy-seven thousand and four hundred forty (77,440) shares issued by FADEP, as provided for herein (“Transaction”); therefore, the Parties hereby wish to establish the terms and conditions that will govern the Transaction;

(4) RD is a holding company with no operational activities and currently has, as its only asset, the shares representing FADEP’s capital (in addition to a current account held with Banco Bradesco without any liabilities);

(5) FADEP develops all its activities in the FADEP Operational Property (as defined below), with the exception of the engineering laboratory;

(6) FADEP Operational Property is not subject to acquisition by the Buyer and has been transferred to the receiving companies Palmasplac Agropastoril Ltda. (EIN 74.058.710/0001-09) and JRP Administração e Participações Ltda. (EIN 16.750.948/0001-02) (“New Owners”), by means of a partial spin-off of FADEP registered with the Board of Trade of the State of Paraná on October 31, 2018 (“FADEP Partial Spin-off”), and the registration of such transfer in the competent real estate registry office shall be made as soon as possible after this Closing Date and after the release of the mortgage pursuant to Clause 4.4, as a result of CCB’s discharge when FADEP Operational Property will become the sole and exclusive property of the companies Palmasplac Agropastoril Ltda. and JRP Administração e Participações Ltda.;

(7) RD, as a result of FADEP Partial Spin-Off, was subject to a corporate reorganization, by transferring part of its equity corresponding to all of its investments in the company Palmasplac Agropastoril Ltda.  (EIN 74.058.710/000109), by means of a partial spin-off transaction, duly registered with the State of Paraná Board of Trade on November 12, 2018 (“RD Partial Spin-off”), and FADEP Partial Spin-off, together with RD Partial Spin-off, shall be henceforth referred to as “FADEP Corporate Reorganization” for the purposes of this instrument;

(8) FADEP Operational Property is the subject of a regularization process described in greater detail in Annex A hereto (the “Regularization Process”);

(9) on this Closing Date, (i) the Sellers will cause the New Owners to sign as lessors, and the Buyer will cause FADEP to sign as lessee, a lease agreement whose object is the rental of FADEP Operational Property to FADEP, to carry out FADEP’s activities in said location (“Lease Agreement”); and (ii) the Buyer will cause FADEP to sign as sub-lessor, and João Carlos will sign as sub-lessee, an agreement with the option of subletting part of FADEP Operating Facility to carry out the activity of elementary education in said property (“Sublease Agreement”), which will be assigned in the future to a company controlled by it through which said activity will be carried out, and the drafts of these agreements are attached hereto as Annex 3.2(f)(1) and Annex 3.2(f)(2), respectively;

(10) FADEP offers a long-term financing program for the payment of tuition fees to CEI students, for medical students, and FEI, for students from other courses, the “CEI and FEI Programs”, and this program generates credit in favor of FADEP,

NOW, THEREFORE, the Parties have mutually agreed to enter into this Agreement, which shall be governed by the clauses, terms and conditions stipulated below.

CLAUSE ONE - DEFINITIONS AND INTERPRETATIONS

1.1. Except as otherwise provided in this Agreement, all capitalized terms used herein or in any Annex hereto, in the singular or plural, and their verbal and nominal variations, as the case may be, shall have the following meanings:

“Governmental Authority” means the government of the Federative Republic of Brazil or any foreign State, or any of its political subdivisions at federal, state or municipal level, or any arbitral, regulatory, fiscal, judicial or public body, department, committee, authority, court, tribunal, government agency, autarchy, central bank or other entity of any kind in charge of executive, legislative, judicial, regulatory or administrative duties, or that belongs to the government, in any case with jurisdiction over the subject matter(s) under discussion.

“Governmental Authorizations” means any approval, consent, license, permit, waiver or other form of authorization issued or granted by any Governmental Authority.

“BR GAAP” means the accounting principles and procedures generally accepted in Brazil, especially those issued by the Brazilian Accounting Pronouncements Committee (CPC), applicable to companies in general, pursuant to Applicable Law.

“BRPE” means Banco Regional de Desenvolvimento do Extremo Sul.

“Chamber” has the meaning ascribed to it in Clause 12.9.

“FADEP Partial Spin-off” has the meaning ascribed to it in Recital 6.

“RD Partial Spin-off” has the meaning ascribed to it in Recital 6.

“Escrow Account” has the meaning ascribed to it in Clause 2.4.

“Relevant Agreement” means all covenants, instruments, guarantees, amendments, contracts, obligations or commitments in force to which the Companies are a party or that otherwise bind the Companies or their assets, properties or businesses, and which (a) create any Lien on any of the assets of the Companies; (b) involve the establishment, by the Companies in favor of third parties or by third parties in favor of the Companies, of guarantees of obligations or other indebtedness; (c) are related to any commitment of capital investments; (d) constitute an outsourced supply or service provision agreement so that the businesses of the Companies continue operating in their normal course and in a manner consistent with past practices after this Closing Date, or (e) are otherwise relevant to the Companies or to the development of their businesses, understood as the contracts / agreements that are essential to the regular operation of the Companies’ activities and that without the existence of which the Companies could not develop their activities and businesses, preventing the use of the area, relevant service providers, relevant employees or the regular inflow of financial resources.

“Escrow Account Agreement” has the meaning assigned in Clause 2.4.

“Lease Agreement” has the meaning assigned in Recital 9.

“Sublease Agreement” has the meaning assigned in Recital 9,

“Prohibited Contribution” means to make, deliver or facilitate, directly or indirectly, any payments or gifts, or to give anything of value, or to offer or to promise payments or gifts of any kind to Government Officials or any Prohibited Recipients, or any person knowing that all or a portion of these sums or things of value will be offered, delivered, or promised, directly or indirectly, to any Government Official or any Prohibited Recipient, for purposes of (a) influencing any official act or decision of a Government Official or Prohibited Recipient;  (b) persuading a Government Official or Prohibited Recipient to use his / her influence to encourage or influence any official act or decision of a government or any of its entities and subdivisions; or (c) ensuring any improper advantage to assist in obtaining or retaining any business or directing any business to any person.

“Control” means (a) the ownership of partners’ rights that permanently assures a majority of the votes in the resolutions of the general meeting or shareholders’ meetings and the power to elect the majority of board members and/or directors of a particular Person; and (b) the effective use of said rights to manage the corporate activities and conduct the operation of the departments of such Person, directly or indirectly, individually or jointly with other Persons. The terms “Controlled by”, “Controlling Shareholder” and “under Joint Control” should be construed accordingly.

“Closing Date” has the meaning ascribed to it in Clause 2.1 below.

“Decision” means any ruling, judgment, arbitral award, court order, instruction or decision issued by any Governmental Authority.

“Tax Return” means, in relation to any Tax, any statement related to such Tax, any report, declaration or document that must be filed pursuant to Applicable Law with respect to such Tax, any claims for refund of Taxes paid, and any corrections or supplements to any of the foregoing.

“FADEP Financial Statements” has the meaning ascribed to it in Clause 5.1.11.

“RD Financial Statements” has the meaning ascribed to it in Clause 5.1.1.

“Prohibited Recipient” means any Government Official or any officer or employee of any financial institution owned by the government or any agency, entity or subdivision of the government, any political candidate, political entity or official of a political entity or official of a national public organization or any person acting with official capacity for or on behalf of any person mentioned above.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of São Paulo, State of São Paulo, in the City of Nova Lima, State of Minas Gerais, or in the City of Pato Branco, State of Paraná are obligated or authorized by law to remain closed.

“FIES” means the Student Financing Fund, a program for the granting of funding to students regularly enrolled in paid higher education courses and with a positive evaluation in the MEC processes.

“Lien” means any legal, contractual or legal liens or restrictions, including, without limitation, any rights in rem, guarantee, pledge, mortgage, restriction, easement, usufruct, charge, encumbrance, property limitation, defect, third-party rights, claims, liens, domain registration agreements, lease, sublease, license of use, easement, adverse possession, option involving ownership, preemptive right and any other right, claim, negotiation, or any other demands, restrictions or limitations of any nature or other agreement that may affect the legitimate and free ownership of the asset in question or which may in any way prevent its disposal by the respective owner,

“Guararapes” means the company Indústria de Compensados Guararapes Ltda, EIN 77.911.266/0001-98.

“FADEP Operational Property” means the property located in the State of Paraná, in the city of Pato Branco, at Rua Benjamin Borges dos Santos, 1.100, Bairro Fraron, enrollment number 24.269, registered in the 2nd Real Estate Registry Office of Pato Branco.

“Confidential Information” has the meaning ascribed to it in Clause 8.1.

“JUCEPAR” means the Board of Trade of the State of Paraná.

“Law” means any laws, rules, regulations, ordinances, standards, codes, normative acts, instructions, judgments or decrees issued by any Governmental Authority anywhere applicable to a particular Party and in force on that date or which may be subsequently enacted.

“Anti-Corruption Laws” means all anti-bribery and anti-corruption laws, rules and regulations applicable in Brazil, including, without limitation, Federal Law 12846, of August 1, 2013 and any other applicable Law with purpose and scope that would prevent or prohibit corruption or the practice of any Prohibited Contribution to any Prohibited Recipient.

“MEC” means the Ministry of Education of the Federative Republic of Brazil.

“Business” means the activities included in FADEP’s corporate purpose, pursuant to the articles of incorporation included in Annex 5.1.5(a) hereto.

“Indemnity Notification” has the meaning ascribed to it in Clause 6.4.

“New Owners” has the meaning ascribed to it in Recital 6.

“Objection of Loss” has the meaning ascribed to it in Clause 6.5,

“Government Official” means (a) an employee, director or representative, or any person acting with official authority for or on behalf of (a. I) a national, state or municipal government, or its political subdivisions, (a.2) council, committees, courts or agencies, civil or military, of any of the aforementioned departments, in any case as duly established; (a.3) an association, organization or enterprise owned or controlled by the government, regardless of the percentage of ownership interest held by the government; or (a.4) a political entity; (b) a legislative, administrative or judicial official, whether elected or appointed; (c) an official or individual holding a position in a political party; (d) a candidate for political office; (e) an individual who holds an official, ceremonial, or other office with a government or any of its departments; or (f) a director or employee of a supranational organization.

“Transaction” has the meaning set out in Recital 3.

“Future Installments” has the meaning ascribed to it in Clause 2.1.2(b).

“Indemnifiable Party” has the meaning ascribed to it in Clause 6.4.

“Buyer’s Indemnified Parties” has the meaning ascribed to it in Clause 6.1.

“Seller’s Indemnified Parties” has the meaning ascribed to it in Clause 6.2.

“Losses” means any incurred liabilities, shortfalls, damages, deficits, costs or expenses, disbursements, fines, penalties, fees. Taxes, fines, penalties imposed by regulatory agencies and / or Governmental Authorities, equity variation or supervening liabilities or existence of undisclosed liabilities (in all cases including reasonable fees of attorneys and other consultants necessary to defend the Loss in question, as well as court expenses, legal costs, interest, charges) of any nature, including contractual, and which are indemnified under this Agreement, excluding in any case indirect damages and loss of profits but including loss of profits directly related to the interruption of FADEP’s activities in accordance with the determination of the Governmental Authority, only if and to the extent that such interruption is exclusively due to the non-compliance by the Sellers with the stages of the Regularization Process set forth in Annex A incumbent upon them.

“Indemnifiable Loss” has the meaning ascribed to it in Clause 6.4.

“Person” means any natural or legal person or entity with or without legal personality, including, but not limited to, any partnership, company, association, fund, trusts, investment fund, equity fund or Governmental Authority.

“Related Person” means, with respect to a Person, (a) any of its partners, shareholders, subsidiaries or jointly-controlled companies with them, or a company that Controls such partners or shareholders, or, in the case of an individual partner or shareholder, the spouses, descendants or direct ascendants or any relative up to the third degree; (b) any director or board member of such Person or any of its Subsidiaries; (c) any Person in which the partners or shareholders hold, directly or indirectly, more than 5% of the capital; (d) any investment fund managed by such Person or by any of its respective Related Persons or of which this Person is the sole shareholder; or (e) any limited partnerships in which such Person or any of its Related Persons is the general partner.

“Additional Term” has the meaning ascribed to it in Clause 4.3.3.

“Discussion Period” has the meaning ascribed to it in Clause 6.5.

“Extended Term” has the meaning ascribed to it in Clause 4.3.2.

“Price” has the meaning ascribed to it in Clause 2.1.1.

“Regularization Process” has the meaning ascribed to it in Recital 8.

“FADEP Property Power-of-Attorney” has the meaning ascribed to it in Clause 4.2.1,

“Intellectual Property” means all intellectual property rights, whether owned or licensed for use, whether registered or not, including the rights on; (a) patents and applications for patent registration, utility models, import / confirmation patents, certificates of invention, registration certificates and similar rights; (h) trademarks and service marks, certification marks, commercial presentations, corporate names, brand names, logos and similar indications of origin; (c) inventions, disclosures of invention, discoveries and improvements, patentable or otherwise, (d) know-how, trade secrets, business and technical information, methodologies, technology, schematics, drawings, prototypes, models, results, studies and other information or exclusive or confidential data; (e) software, including data files, source codes, object codes, application programming interface, computerized databases and other software-related specifications and documentation; (f) writings, author works, industrial designs, databases and other works that may be protected by copyrights; (g) internet domain names; and (h) information and data, exclusive or otherwise, relating to customers, clients of customers and end users; and (i) claims, causes of request and defenses related to the enforcement of any of the foregoing; in any case related to items (a) through (i) above, including all registrations, registration applications, renewals and extensions of any of the above by or before any Governmental Authority.

“ProUni” means the University for All Program, created by Law 11096, of January 13, 2005, as amended, and has the purpose of granting full and partial scholarships to students of undergraduate courses and sequential courses of specific training in private higher education institutions.

“Shares” has the meaning ascribed to it in Clause 2.1.

“FADEP Shares” has the meaning ascribed to it in Clause 2.1.

“RD Shares” has the meaning ascribed to it in Clause 2.1.

“Reais” means the currency of the Federative Republic of Brazil.

“Third Party Complaint” has the meaning ascribed to it in Clause 6.6.

“FADEP Corporate Reorganization” has the meaning ascribed to it in Recital 7.

“REFIS” means the general term for tax recovery programs and installments of federal tax debts.

“Companies” has the meaning set forth in the Recitals of this Agreement.

“Subsidiary” means Oncorad - Clínica de Radioterapia do Sudoeste Ltda. and Clínica de Diagnóstico por Imagem S/C Ltda, which were subsidiaries of FADEP until September 19, 2018 and September 11, 2018, respectively.

“Transfer of FADEP Operational Property” has the meaning ascribed to it in Clause 4.2.

“Tax” means any similar levies, duties, contributions and charges, withheld or not at source, whether they are assessed: (i) on income, transfer, capital gains, ownership, possession, added value, profits, payroll and other remuneration to employee, consumption, goodwill, assets, import, export and social security; levied on employment, disability, property, wealth, social welfare, emoluments, consumption, occupation, sale, use, transfer, added value, alternative minimum or any similar or estimated tax (including any cost, contribution or other charges of the same nature or charged in lieu of any tax); (ii) Brazilian taxes such as ICMS (Tax on the Circulation of Goods and Services), IPI (Tax on Industrialized Products), COFINS (Contribution to Social Security Financing), PIS (Social Integration Program), ISS (Tax on Services), IPTU (Urban Property Tax), FGTS (Employee Severance Fund), and IOF (Tax on Financial Operations); and (iii) any late-payment charge levied by any Governmental Authority due to the application of such taxes (such as correction for inflation, interest and/or fines).

1.2. Rules for Interpretation. In this Agreement, except as otherwise expressly stated: (a) words in the singular form include the plural form and vice versa, and words in one gender include any gender; (b) a reference to this Agreement shall include any of its Annexes, and references to Clauses and Annexes are references to clauses and Annexes of this Agreement; (c) a reference to a part of a document includes the authorized successors and assignees of such part; (d) references to any document or instrument shall include all changes and addenda, substitutions, modifications, consolidations and supplements to said document, except where stated otherwise; (e) references to any provision of law shall be construed as references to such provisions as subsequently amended, supplemented, consolidated or newly enacted, or their application as may be amended by other provisions, including any other provisions by which they come to be superseded (with or without changes) and any other orders, regulations and instruments of other subordinate laws, as enacted under applicable law; (f) the titles have been included solely for convenience and do not limit or affect the interpretation of this Agreement; and (g) no phrase introduced by the terms “including,” “includes,” “in particular” or any similar expression shall be construed restrictively and shall not limit the meaning of the words preceding any such terms,

CLAUSE TWO — PURCHASE AND SALE OF SHARES AND PRICE

2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, (i) the Sellers hereby sell and transfer to the Buyer, on this date (“Closing Date”), and the Buyer hereby acquires and receives from the Sellers, irrevocably, irreversibly and in the proportion detailed in Annex 2.1, directly, all 478,000 (four hundred seventy-eight thousand) shares representing the capital of RD, free and clear of any and all Liens, representing 100% of the total and voting capital of RD, hereinafter defined as the “RD Shares”; and (ii) João Carlos hereby sells and transfers, on this Closing Date, to the Buyer, and the Buyer hereby acquires and receives from João Carlos, all 77,440 (seventy-seven thousand, four hundred forty) shares representing the capital of FADEP held by João Carlos (hereinafter known as “FADEP Shares” and, when referred to jointly with the RD Shares, hereinafter known as the “Shares”). As a consequence of the acquisition of the RD Shares, the Buyer acquires, indirectly, all 626,560 (sixty-six thousand, five hundred sixty) shares representing the capital of FADEP held by RD, which, for the purposes of this Agreement, are included in the definitions of “FADEP Shares” and “Shares.”

2.1.1. Price. In consideration of the acquisition of the Shares, the Buyer will pay the Sellers the overall amount of R$ 135,646,473.30 (one hundred thirty-five million, six hundred forty-six thousand, four hundred seventy-three reais) (“Price”), to be transferred to the Sellers under the terms and conditions set out below, in the proportion and to the bank accounts indicated in Annex 2.1.1. The Parties hereby agree that the Price described above shall be adjusted in accordance with Clause 2.1.2.2 below, as well as, if at a lower amount, upon verification of Indemnifiable Losses by the Sellers pursuant to Clause 6.1 of this Agreement.

2.1.1.1 For the avoidance of doubt, the Parties hereby declare and acknowledge that the Price stipulated in Clause 2.1.1 above already reflects the amount related to the 60 (sixty) new openings of the medicine program approved by the competent authorities as published in the Federal Official Gazette (DOU) on October 26, 2018.

2.1.2. Payment. The Price shall be paid by the Buyer to the Sellers in the proportion and to the bank accounts indicated in Annex 2.1.1 as follows:

(a) a first installment in the amount of R$ 82,800,000.00 (eighty-two million, eight hundred thousand reais) shall be paid on this Closing Date, subject to a possible deduction or increase of the Price Adjustment, as provided for in Clause 2.1. 2.2 below, and the amount provided for in item (c), according to the allocations described in Annex 2.1.2 (a);

(b) the remaining balance of the Price, corresponding to R$ 52,846,473.30 (fifty-two million, eight hundred forty-six thousand, four hundred seventy-three Reais and thirty centavos), shall be paid in three equal installments in the amount of R$ 17,615,491.10 (seventeen million, six hundred fifteen thousand, four hundred ninety-one Reais and ten centavos) each, and these three installments (referred to as 1st, 2nd and 3rd) listed below are defined as the “Future installments,” respectively falling due as follows: (1st) 6 (six) months from this Closing Date; (2nd) 12 (twelve) months from this Closing Date; and the last installment, (3rd): 18 (eighteen) months from this Closing Date (the latter being hereinafter referred to as the “Third Installment of the Price”); future installments of the Price will be deducted from the amounts provided in item (c) below; and

(c) the Buyer shall deduct the amount equivalent to five percent (5%) of each installment of the price set forth in items (a) and (b) above, minus (i) applicable taxes of Buyer’s responsibility; and (ii) any and all indemnities owed or paid to an Indemnifiable Party of the Buyer under this Agreement, and shall pay, on the respective date, the amount withheld and discounted, on behalf of and on the order of the Sellers, directly to the Sellers’ counsel indicated in Annex 2.1. 2 (c).

(d) the Future Installments, as well as the installment amounts set forth in item (c) above, shall be adjusted according to the Selic Rate as of this Closing Date until the date of actual payment.

2.1.2.1 For the avoidance of doubt, the Sellers hereby acknowledge that the obligation to pay the amounts set forth in item (b) of Clause 2.1.2 above is the sole responsibility of the Sellers and that the Buyer will make the payment directly to the counsel indicated by the Sellers in Annex 2.1.2 (c), on behalf of and on the order of the Sellers.

2.1.2.2. Price Adjustment. The Parties agree that the aforementioned Price was established based on the assumption that the Companies do not have — on the base date of the Closing Date — any financial debts recorded or qualifying for accounting recognition on that date, nor cash or cash equivalents, using the same accounting methodologies used in the Financial Statements. Therefore, the Parties undertake to adjust the Price in such a way that: (a) any liabilities arising from outstanding or current bank debts or past-due indebtedness, whether current or non-current, existing on the Closing Date (such as any outstanding balance of CCB, as applicable, under Clause 3.1 (g) herein) shall reduce the Price for the purposes of this Agreement, and therefore shall be deducted from the spot-payment portion of the Price provided in Clause 2.1.2 (a) above; and (b) any positive amounts recorded as cash and cash equivalents on the Closing Date will increase the Price for the purposes of this Agreement, and therefore shall be added to the spot-payment portion of the Price provided in Clause 2.1.2 (a) above.

2.1.2.3 Distribution of dividends. Considering that, on FADEP’s balance sheet as of November 30, 2018, FADEP had accumulated profits, and profits for the year, amounting to R$ 4,056,545.94 (four million, fifty six thousand, five hundred forty-five reais and ninety-four centavos), on December 4, 2018 (i) João Carlos and RD held a FADEP Partners’ Meeting to approve the distribution of FADEP’s profits in the amount of R$ 4,056,545.94 (four million, fifty-six thousand, five hundred forty-five reais and ninety-four centavos), pursuant to Annex 2.1.2.3(i), and made FADEP pay the foregoing distribution on the date above by means of a bank transfer of immediately available funds (“TED”) to the respective receivers; (ii) the Sellers held a meeting of RD partners to approve the distribution of profits in the amount of R$ 3,430,753.89 (three million, four hundred thirty thousand, seven hundred fifty-three Reais and eighty-nine centavos) pursuant to Annex 2.1.2.3 (ii), already considering the profits distributed by FADEP under the terms of the previous item, and made RD pay the foregoing distribution on the date above by means of a bank transfer of immediately available resources (“TED”) to the respective receivers.

2.1.2.3.1. In the event that the amount referring to the profits for FY 2018 is less than the distribution made in the form of the clause above, as indicated in FADEP’s independent audit, the amount distributed above the foregoing amount shall be considered as a loan by FADEP to the Sellers. The Parties hereby agree that the amount of the loan shall be increased by the Price and shall be owed by the Buyer to the Sellers. The Sellers hereby instruct the Buyer to pay this portion of the Price directly to FADEP for discharge, on its account and order, of the loan referred to herein.

2.2 Discharge. Proof of deposit of the respective installments of the Price by the Buyer in the Sellers’ bank accounts shall be deemed as proof of payment of each installment due, and, by means of such proofs of deposit, the Sellers will automatically give the most general, unrestricted and irrevocable discharge to the Buyer with respect to the payment of the respective installment paid, and shall have no further claim, for any reason of purpose whatsoever.

2.3 Late-payment interest. If the Buyer no fails to make the timely payment of any part of the Price, including those provided in Clause 2.1.2 above, the Buyer shall be subject to payment to the Sellers, in the proportion set forth in Annex 2.1.1, of a fine of 2% (two percent) on the unpaid amount, corrected for inflation, plus interest of 1% (one percent) per month calculated pro rata die.

2.4 Guarantees. The Buyer agrees to establish as guarantee for the payment of Future Installments, pursuant to Clause 2.1.2 above, a lien on an escrow account opened for this purpose by the Buyer at Banco Itaú S.A. within a period of up to ten (10) Business Days, counted from the present Closing Date (the “Escrow Account”), substantially pursuant to the draft contract that constitutes Annex 2.4 to this instrument, which will be signed within thirty (30) Business Days from the present Closing Date (“Escrow Account Agreement”), as well as on (a) the receivables generated by FADEP, which will be processed through the aforementioned account, under the terms set forth in the Escrow Account Agreement; and (b) the funds deposited in the Escrow Account, under the terms of Clause 2.4.1 below.

2.4.1. The Parties agree that the amount of the Third Installment of the Price, duly remunerated by the Selic rate from the Closing Date until the date of actual deposit, will be deposited in the Escrow Account by the Buyer immediately after the opening thereof, in any event no later than forty-eight (48) hours from the account opening date. Accordingly, on the date on which payment of the Third Installment of the Price is payable by the Buyer, as set forth in Clause 2.1.2 (b) above, the funds deposited in the Escrow Account shall be used for settling the Third Installment of the Price, pursuant to of the Escrow Account Agreement, by transferring to the Sellers, under the terms and in the proportions established in Clause 2.1.1 above, the amount equivalent to the Third installment of the Price (corrected for inflation pursuant to Clause 2.1.2 (d)). In the event that the funds existing in the Escrow Account are insufficient on the payment date, the Buyer shall transfer the balance directly to the Sellers.

CLAUSE THREE — CLOSING

3.1 Closing. As agreed upon between the Parties, the formalization of the acquisition of the Shares and the consequent payment of the first installment of the Price are made on this Closing Date, at the law offices of Campos Mello Advogados, in the City of São Paulo, SP, located at Av. Presidente Juscelino Kubitschek, 360, 10° andar.

3.2 Closing Acts. On This Closing Date, the following acts are/were practiced by the Parties (“Closing Acts”):

(a) Change of the Articles of Organization of RD. The Buyer and the Sellers sign the amendment of RD’s Articles of Organization in the form of Annex 3.2 (a) to this Agreement, whereby (a) the RD Shares are transferred to the Buyer: (b) the resignation of the administrators from the positions they hold in RD management is consigned; and (c) the new administrators of RD are appointed, who immediately take office, by signing the aforementioned corporate act. The Sellers shall perform all necessary acts for the faithful filing of this contractual amendment with the competent authorities.

(b) Amendment in FADEP’s Articles of Incorporation. RD and João Carlos sign the amendment to FADEP’s articles of organization in the form of Annex 3.2 (b) to this Agreement, whereby (a) the FADEP Shares held by João Carlos are transferred to the Buyer; (b) the resignation of the administrators from the positions they hold in FADEP management is consigned; and (c) the new administrators of FADEP are appointed, who take office immediately, by signing the aforementioned corporate act. The Sellers shall perform all necessary acts for the faithful filing of this contractual amendment with the competent authorities.

(c) Payment of the First Installment of the Price. The Buyer made the payment of the First Installment of the Price to the Sellers as provided for in Clause 2.1.2 above, according to the amounts, proportions and bank accounts indicated in Annex 2.1.1, in compliance with the provisions set forth in Clause 2.1.2 above; the amount corresponding to the departure of CCB plus charges relating to the prior discharge was deducted from the First Installment of the Price pursuant to Clause 3.2(i) below;

(d) Escrow Account Agreement. The Parties sign the Escrow Account Agreement, in the form of Annex 2.4 to this instrument.

(e) [This item (e) Closing was intentionally waived by mutual agreement between the parties pursuant to Clause 2.4.1]

(f) Lease and Sublease Agreement. FADEP, the New Owners and João Carlos sign the FADEP Operational Property Lease Agreement and the Sublease Agreement of part of FADEP Operational Property, in the form of Annexes 3.2(f)1 and 3.2(f)2 to the present Contract, respectively;

(g) Loan-For-Use Agreement (Laboratory). The Buyer and Guararapes sign the Loan-For-Use Agreement related to the laboratory, in the form of Annex 4.2(g) to this instrument.

(h) Loan-For-Use Agreement (Cabanha Area). FADEP and Eliseu Miguel Bertelli (SSN 451.804.589-00) signed the Loan-For-Use Agreement relating to the Cabanha Area, in the form of Annex 3.2(h) to this Agreement;

(i) Real guarantee. The Buyer, the Sellers and the New Owners undertake, within 15 days of this Closing Date, to formalize the mortgage deed on the FADEP Operational Property in favor of the Buyer, in guarantee of certain obligations of the Sellers established in the this Agreement, as provided in Clause 7.1 below, in the exact terms set out in Annex 7.1 to this Agreement, and shall execute all documents and make all necessary registrations for the aforementioned formalization vis-à-vis the competent registry authorities subsequent to the Closing, in compliance with the step-by-step procedure established in Clause 4.2.2 below.

(j) Discharge of CCB. It is hereby established that the Buyer withheld — from the amount of the First Installment of the Price (as operationalization of part of the Price adjustment provided for in Clause 2.1.2.2) — an amount corresponding to the balance of CCB plus the charges levied on the previous discharge, as notified by BRDE pursuant to Annex 3.2 (j) to this Agreement, and immediately after this Closing Date, shall allocate such amount to the full settlement of CCB, by means of electronic transfer of immediately available resources (“TED”).

(k) FADEP Property Power-of-Attorney. FADEP granted a public instrument of power of attorney to Ricardo with sufficient powers to perform, vis-à-vis the registry agencies and other competent authorities, the necessary acts to (a) formalize the transfer of the FADEP Operational Property; and (b) cancel the mortgage in favor of BRDE, pursuant to Clause 4.2.1 below.

(l) Other Acts. The Parties shall sign any and all other documents or instruments, as well as perform all other necessary or appropriate measures for the regular implementation of the acts set forth in this Agreement, and definitively grant to the Parties the rights provided for in this Agreement and the corresponding obligations and responsibilities, pursuant to this instrument.

3.3. Simultaneity of the Closing Acts. Unless otherwise agreed by the Parties in writing, all acts and obligations set forth in Clause 3.2 above shall be considered simultaneous, and no act and/or obligation shall be deemed to have been actually practiced and the Closing Acts shall not be deemed to have been validly concluded until all other acts and/or obligations have been finalized.

3.4. Records relating to the Closing Acts. The Parties hereby undertake to put forth their best efforts in order to take any and all measures necessary for the registration of the corporate acts mentioned in Clauses 3.2(a) and 3.2(b) above, at the Paraná State Board of Trade (JUCEPAR) within the period of up to ten (10) Business Days counted from this Closing Date. Furthermore, the Parties hereby undertake to put forth their best efforts to take any and all measures necessary to register (i) the Lease Agreement referred to in Clause 3.2(f)l: and (ii) of the mortgage instrument mentioned in Clause 3.2(i) above at the competent Real Estate Registry Office(s), in both cases complying with the deadlines and the previous provisions set forth in Clause 4.2.2 below. FADEP will assume the responsibility of taking such documents to the real estate registry offices; the Buyer and the Sellers (by themselves and by the New Owners of the FADEP Operational Property, as applicable) assume the responsibility of signing any document or making available any document necessary for executing the aforementioned records.

CLAUSE FOUR — POST-CLOSING ACTS

4.1 Post-Closing Acts. Immediately after this Closing Date, the Sellers and the Buyer (as described in the respective obligations) undertake to proceed as set forth in Clauses 4.2, 4.3, 4.4, 4.5 and 4.6 below, under the terms described therein.

4.2. Transfer of the FADEP Operational Property. FADEP was object of partial spin-off with respect to the FADEP Operational Property, which was conferred on the New Owners’ assets, through the FADEP Partial Spin-off registered with the Paraná State Board of Trade (JUCEPAR) on October 31, 2015. Considering that the spun-off portion of FADEP’s assets consists of real estate, and that the formalization of the FADEP Partial Spin-off with JUCEPAR has already occurred, as mentioned above, the registration of the transfer of the FADEP Operational property at the competent real estate registry office shall be carried out as soon as possible after this date, and release of the mortgage pursuant to Clause 4.4 below, as a result of the discharge of CCB, and then the FADEP Operational Property shall be the sole and exclusive property of the New Owners (“FADEP Operational Property Transfer”). Accordingly, the Sellers shall take all necessary measures to complete the transfer of ownership of the FADEP Operational Property to the New Owners, and the Sellers and New Owners shall be responsible for any and all provisions, disbursements, taxes and other payments levied on such transfer. The Buyer and FADEP hereby declare that they are aware and in agreement that the Buyer will not acquire the FADEP Operational Property within the scope of the Operation and will become the lessee of said property, it being certain that the Transfer of the Operational Property shall be completed and formalized (upon registration at the competent real estate registry office) after this Closing Date only by virtue of the legal impossibility of doing so prior to this date, and without any consideration, indemnity or other payment being owed to FADEP or to the Buyer on the part of the Sellers or the New Owners as a result of such legal impossibility of effecting the registration at the competent real estate registry office prior to this Closing Date.

4.2.1. In order to enable the FADEP Operational Property Transfer, the Buyer undertakes, by itself and by FADEP (after this Closing Date), to cooperate with the Sellers, including but not limited to giving them ample access to their legal representatives for any signatures that may be necessary to formalize such transfer (especially vis-à-vis the Real Estate Registry Office), and the Buyer and FADEP shall have no obligation related to this process except to cooperate with the Sellers under the terms established herein. To this end, FADEP granted, on this Closing Date, a public instrument of power-of-attorney to Ricardo, granting sufficient powers to perform, vis-à-vis the registry office and other competent authorities, all acts necessary to (i) formalize the FADEP Operational Property Transfer; and (ii) cancellation of the mortgage in favor of BRDE, pursuant to Clause 4.4 below, and this power-of-attorney instrument is included as Annex 4.2.1 to this Agreement (“FADEP Property Power-of-Attorney”).

4.2.2. The Parties hereby agree that the measures relating to the FADEP Operational Property stipulated in this Agreement shall be in the following chronological order: (1) corporate approval and registration of the corporate acts of the FADEP Partial Spin-off with the Paraná state Board of Trade (JUCEPAR), which already occurred on October 31, 2018; (2) signing, on this Closing Date, of the Lease Agreement and the Sublease Agreement between FADEP and the New Owners, pursuant to this Agreement; (3) discharge of CCB and initiation of the mortgage cancellation process in favor of BRDE, pursuant to Clause 4.4; (4) registration of the constructed area, under the terms of the Regularization Process; (5) registration in the competent real estate registry office, by the Sellers (through power-of-attorney, if necessary), of the FADEP Operational Property Transfer to the New Owners; (6) registration, by the Buyer, of the Lease Agreement on the chain of title (matricula) of the FADEP Operational Property; (7) registration, by the Buyer, of the mortgage in favor of the Buyer referred to in Clause 7.1 of this Agreement, on the chain of title of the FADEP Operational Property. The Parties agree that the provision described in item (4) above is estimated and may not materialize in this specific order.

4.3. Regularization of the FADEP Operational Property. The Sellers undertake to complete the Regularization Process, as described in Annex A to this instrument, even if this Property becomes owned by the New Owners, and in this case, should make the New Owners observe and fully comply with said Regularization Process of this property. The Sellers declare that, irreversibly and irrevocably, they are solely, wholly and exclusively responsible for any and all measures, directly or indirectly necessary for the Regularization Process (except for the provisions of specific jurisdiction of the public entities at which such process will be carried out), and shall also hold the Buyer harmless and free from any of these obligations. Additionally, the Sellers will be solely, wholly and exclusively liable for all expenses, penalties, fines, taxes, social welfare contributions, fees, emoluments, costs, expenses and any other amounts to comply with the Regularization Process.

4.3.1. The Sellers undertake to complete, by the dates indicated in the timetables regarding the Regularization Process, the due and complete regularization of the FADEP Operational Property, by sending to the Buyer all the licenses, authorizations, approvals and permits necessary for the regularization and occupancy of the FADEP Operational Property, aimed at the development of FADEP’s activities on said property, including but not limited to building licenses, the occupancy permit (Habite-se) (or the Property Regularity Certificate issued by City Hall), and the Fire Department Inspection Report (“AVCB”).

4.3.2. In the event the Regularization Process is not completed within the period established in said process (Annex A to this Agreement), the Parties agree that there will be an additional six-month grace period for its conclusion (“Extended Period”).

4.3.3. In the event that the Regularization Process is not completed by the end of the Extended Period and this non-completion lasts until the expiration of the immediately following six-month period (called the “Additional Period”), the Buyer and FADEP, as lessee of the FADEP Operational property, will immediately suspend the transfer of the rental amount provided for in the Lease Agreement during the Additional Period. The amount withheld will be subject to fixed-income financial investment.

4.3.4. Once the Regularization Process is completed within the Additional Period, FADEP, as lessee of FADEP Operational Property, will transfer the full amount that was withheld during the term of the Additional Period, plus the net result of the financial investment, and will start paying the rent pursuant to the Lease Agreement.

4.3.5. However, if the Regularization Process is not completed within the Additional Period: (a) the entire amount of the rent retained during that period will not be passed on to the owner of the FADEP Operational Property; and (b) the Buyer and the FADEP, as lessee of the FADEP Operational Property, will terminate the payment of the rent due pursuant to the Lease Agreement, and such rent payment shall again take place on the day immediately following the completion of the Property Regularization Process.

4.3.6. The Sellers agree to make the New Owners of the FADEP Operational Property sign an instrument that reflects the provisions of the foregoing Clauses 4.3, 4.4 and 4.5, providing for the agreement of the New Owners to assume, jointly with the Sellers, the obligations of aforementioned items.

4.4. Payment of CCB and cancellation of the BRDE mortgage. The Buyer shall allocate the amount discounted from the First Installment of the Price to FADEP, so that the latter can provide for the discharge of CCB and, once CCB has been discharged, the Sellers shall perform all the necessary acts that are attributable thereto so that the mortgage on the FADEP Operational Property granted as collateral for its payment, as set forth in the respective chain of title, is canceled. After the cancellation of this lien, there shall be no mortgage, encumbrance, promise of sale (other than the transfer obligation provided for in this Agreement), rent or any right of any Person over the FADEP Operational Property, which shall be free of any of these or other types of encumbrance, and thereafter: (a) the mortgage will be constituted after this Closing Date in favor of the Buyer; and (b) the existence of the Lease Agreement will be the only encumbrances of the FADEP Operational Property. The Parties agree that ownership of said property shall only be transferred after the discharge referred to in this clause, provided that the Buyer and FADEP undertake to maintain, for this purpose, the FADEP Property Power-of-Attorney, pursuant to Clause 4.2.1 above.

4.5 Insurance Policy. The Sellers and the Buyer agree to perform and make FADEP perform all the necessary acts that may be attributed thereto to cancel Insurance Policy No. 5177201760180051361, having BRDE as beneficiary or, alternatively, and if authorized by the insurer, transfer the beneficiary of said policy in such a way that the New Owners of the FADEP Operational Property become the beneficiaries.

4.6 Certain Assets and Liabilities. The Parties acknowledge and agree that there are certain assets and liabilities at FADEP that are not part of the Transaction and are owned by Sellers, including: (i) credits derived from the CEI and FEI Programs made by FADEP up to this Closing Date; (ii) receivables past-due for over 180 days on this Closing Date; and (iii) FADEP’s operational receipts, as well as others described and estimated (amounts subject to confirmation by the Parties) in Annex 4.6. The Parties agree to make a short-term adjustment by February 15, 2019, including all of the assets and liabilities indicated as “short-term” in the aforementioned Annex 4.6, and a second long-term adjustment by April 15, 2019 including all accounts indicated as “long term” in the aforementioned Annex 4.6. Such adjustment shall be part of the Price and shall be paid from one party to the other on the dates indicated above.

CLAUSE FIVE - REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of the Sellers. Each one of the Sellers provides the Buyer with the representations and warranties contained in Annex 5.1 to this Agreement, which are true, accurate and complete on this Closing Date.

5.2. Representations and Warranties of the Buyer. The Buyer provides the Sellers with the following representations and warranties, which are true, accurate and complete on this Closing Date.

5.2.1 Proper Incorporation and Authorization. The Buyer declares that it is a company duly incorporated and validly existing, in accordance with the laws of the Federative Republic of Brazil, and is in good standing pursuant to Applicable Laws, and has full powers and capacity to conduct its business dealings as they are currently conducted, to hold and use its properties or assets that it proposes to hold or use and to fulfill all its obligations under this Agreement, and that it has performed all acts and obtained all corporate or contractual approvals required to authorize the execution and complete fulfillment of this Agreement.

5.2.2 Validity and Enforceability. This Agreement constitutes a valid and binding commitment of the Buyer, and is enforceable against the Buyer in accordance with its terms and conditions.

5.2.3. Non-existence of Violation. The execution and consummation of this Agreement and the Operation Contracts and other contracts related by the Buyer do not violate any law, standard, regulation, judicial or arbitrational decision, or decision by any Governmental Authority with respect to the Buyer or any contract, commitment, obligation, understanding, agreement or restriction of any nature of which the Buyer is a party or to which it is subject.

5.2.4. Approvals and Consents. The Buyer is not obligated to obtain any consent, approval, authorization, order, registration, qualification, license, permit, notification, report or other filing with any Governmental Authority regarding the signing and delivery of this Agreement or upon consummation of the operations provided for therein.

5.2.5. Auditing. Subject to the provisions of Clause 6.1.2 below, the Buyer has performed the accounting and legal audit process at FADEP, and has requested documents and information from the Sellers and from FADEP that the Buyer has deemed as necessary in order to sign this Agreement and to consummate the obligations set forth in this Agreement. This item shall not be construed by any person as a limitation or obligation of the Sellers to indemnify the Buyer. This obligation of indemnification remains and continues to be valid under clause six below.

5.2.6. Financial capacity. The Buyer and the Guarantor have the financial capacity to comply with the payments set forth in Clauses 2.1.1 and 2.3 above, as well as to fulfill all their obligations provided for in this Agreement.

CLAUSE SIX - INDEMNITY

6.1. Obligation to indemnify sellers. Subject to the provisions of this Clause Six, the Sellers undertake jointly and severally to indemnify, defend and hold harmless, without duplicity, the Companies, the Buyer and the respective shareholders thereof, as the case may be, as well as Officers, members of the Board of Directors, and the authorized successors and assignees of the Buyer (the “Buyer’s Indemnifiable Parties”) for any Loss that is effectively incurred by the respective Buyer’s Indemnifiable Party as a result of:

(a) non-fulfillment, misrepresentation, insufficiency and/or inaccuracy of any of the representations and warranties made by the Sellers in this Agreement, regardless of any degree of materiality or qualification of better knowledge with which such representation or warranty has been provided;

(b) total or partial non-fulfillment of any obligation, covenant or commitment assumed by the Sellers in this Agreement;

(c) any and all obligations or liabilities, of any nature whatsoever (including, but not limited to, those of a tax, civil, commercial, administrative, environmental, regulatory, labor, criminal and/or social welfare nature), whether present, past or future, of the Sellers and companies controlled by the Sellers or part of the business conglomerate of the Sellers and Related Parties thereof, including Subsidiaries, not coming from the Companies and which falls upon any Buyer’s Indemnifiable Party, regardless of when the triggering event thereof occurred and regardless of knowledge thereof by any of the Parties or otherwise disclosed by this Agreement;

(d) subject to the procedure set forth in Clause 6.4 below, any and all obligations or liabilities, regardless of the nature thereof (including but not limited to those of a tax, civil, commercial, administrative, environmental, regulatory, labor, criminal or social welfare nature) resulting from or related to acts, facts or omissions directly related to the Companies and occurring prior to the Closing Date and/or whose triggering event occurred up to this Closing Date, even if they come to be materialized after the Closing Date, regardless of whether or not they are provisioned in the FADEP Financial Statements and RD Financial Statements, are known to any of the Parties or otherwise disclosed by this Agreement or the audit performed by the Buyer at the Companies;

(e) any Third-Party Claim resulting from or relating to the events stipulated in subitems (c) or (d) of this Clause 6.1, whether previously existing Third-Party Claims or those proposed in the future, as the case may be; and

(f) any and all obligations or liabilities, of any nature, resulting from or relating to the FADEP Corporate Reorganization, whether a Direct Loss or a Loss arising from a Third-Party Claim (initiated by any Person, whether a creditor, third party, or any other Person related to the companies involved in the FADEP Corporate Reorganization), whether previously existing Third-Party Claims or those proposed in the future, as the case may be.

6.1.1. Possibility of Compensation and Withholding. Subject to the assumption of Seller’s disagreement as to a certain Indemnifiable Loss, the Parties hereby agree that, notwithstanding any right or remedy available to Buyer, if any indemnity is owed by the Sellers to any Buyer’s Indemnifiable Party, under the terms of Clause 6.1 above, and in compliance with the time limit (and exceptions thereto) and the procedures set forth in this Agreement, the amount of the respective Indemnifiable Loss, plus any penalties and other increases provided for in this Agreement, shall be offset by the Buyer with (a) any payment owed by the Buyer or by FADEP to the Sellers due to the amounts related to the Future Installments of the Price, and if such amounts are not sufficient, the outstanding balance may be offset against (b) the value of the remaining rent payments of the Lease Agreements (in any event, “Compensation”). If the amount of the remaining rent payments is insufficient to pay the amount owed, the Sellers jointly agree to (c) indemnify the Buyer directly, under the terms and conditions set forth in this Agreement.

6.1.2. Auditing. The availability of the documents and information by the Sellers and the Companies to the Buyer within the scope of the Audit, or even outside this scope, does not exempt the Sellers from the obligation to pay any amount that may be indemnifiable by them to the Buyer under this Agreement, including for facts or acts known to and/or disclosed to the Buyer.

Obligations to Indemnify the Buyer

6.2. Obligations to Indemnify the Buyer. Subject to the provisions of this Clause Six, the Buyer undertakes to indemnify, defend and hold harmless the Sellers and their respective Related Persons, directors, board members and their successors and authorized assignees (the “Sellers’ Indemnifiable Parties”) for any Loss that is effectively incurred by the respective Sellers’ Indemnifiable Party as a result of:

(a) non-fulfillment, misrepresentation, insufficiency and/or inaccuracy of any of the representations and warranties made by the Buyer in this Agreement, regardless of any degree of materiality or qualification of better knowledge with which such representation or warranty has been provided;

(b) total or partial non-fulfillment of any obligation, covenant or commitment assumed by the Buyer in this Agreement;

(c) any and all obligations or liabilities, of any nature whatsoever (including, but not limited to, those of a tax, civil, commercial, administrative, environmental, regulatory, labor, criminal and/or social welfare nature), whether present, past or future, of the Buyer, which falls upon any Sellers’ Indemnifiable Party after this Closing Date, regardless of when the generating event thereof occurred and regardless of knowledge thereof by any of the Parties or otherwise disclosed by this Agreement; and

(d) any Third-Party Claim resulting from or related to the events set forth in paragraph (c) of this Clause 6.2, whether they are previously existing Third-Party Claims or those proposed in the future, as the case may be.

6.3. Limitations.

6.3.1. Time Limits. Subject to the provisions of Clause 6.3.3 below, the obligation to indemnify established in this Clause 6 shall remain valid and enforceable for a term of [**] from this Closing Date. Any obligation of indemnification that would be terminated according to the term of [**] established herein shall continue to be valid if the claim for such indemnity has been expressed in a timely manner, in the form and under the terms of this Agreement, and such obligation shall remain valid until the respective claim for indemnification has been fulfilled or otherwise resolved, as provided for in this Clause 6.

6.3.2. Maximum Amount of Indemnity. Subject to the provisions of Clause 6.3.3 below, the Parties agree that the Sellers’ obligation to indemnify the Indemnifiable Parties, under this Agreement, is limited to [**] percent ([**]%) of the Price.

6.3.3 Exceptions to the Indemnity Limits. In the case of Indemnifiable Losses incurred by a Buyer’s Indemnifiable Party related to RD or to the transfer of ownership of the Shares, or to the events set forth in Clauses 6.1 (c) and 6.1 (f) above, the following shall not apply: (a) the limit set forth in Clause 6.3.2 above (such Losses shall not be included in the calculation to determine the extent of such limit); (b) the time limiting factor provided for in Clause 6.3.1 of the Agreement; or (c) the limitation of loss of profits and indirect damages provided for in the definition of “Loss” herein. For the avoidance of doubt, the exclusion of the aforementioned limits may not be used for Indirect Losses of a Buyer’s Indemnifiable Party that originates from FADEP (except as a result of the FADEP Corporate Reorganization).

6.4. Procedure of Indemnity for Direct Losses. In the event that one Party incurs an Indemnifiable Loss under the terms of Clauses 6.1 and 6.2 above, which is not due to a Third-Party Claim (for the purposes of this Clause, an “Indemnifiable Party” and “Indemnifiable Loss,” respectively), the Indemnifiable Party shall notify the Indemnifying Party (“Indemnifying Party”) regarding the Indemnifiable Loss incurred, specifying in a detailed and substantiated manner its cause and the amount involved or, in the absence of such information, a bona-fide estimate, along with a copy of all available documentation on the subject (“Indemnity Notification”).

6.4.1. Once the Indemnification Notification is received, the Indemnifying Party shall respond to the Indemnifiable Party within ten (10) Business Days from the receipt of the Indemnity Notification, informing whether it agrees with said Indemnity Notification or if it disagrees with the terms therein.  After expiry of the term of ten (10) Business Days without the Indemnifying Party having notified the Indemnifiable Party, the sum of the Indemnifiable Loss referred to in the Indemnity Notification will be owed by the Indemnifying Party and shall be paid by the Indemnifying Party to the Indemnifiable Party within ten (10) days; provided that in the case of Losses due by the Sellers to the Buyer or to any of the Companies and there is a balance of the Offsetting amount, as applicable, the Offsetting method provided for in this Agreement shall be used for the definitive payment of the respective Indemnifiable Loss to the Indemnifiable Party in question, provided that if the Offsetting does not represent a sufficient amount to pay the Indemnifiable Loss, the remaining balance shall be paid by the Indemnifying Party to the respective Indemnifiable Party, in national currency, within the ten-day period stipulated above. For the avoidance of doubt, payment of the Indemnifiable Loss shall be made by the Indemnifying Party always to the Indemnifiable Party that has directly suffered the Loss, in national currency, within ten (10) days.

6.4.2. If, however, the Indemnifying Party disagrees in whole or in part with the Indemnity Notification and/or the corresponding amount, and notifies the other Party of its disagreement within the period of ten (10) Business Days referred to in Clause 6.4.1 above, the dispute shall be settled pursuant to Clause 6.5 below.

6.5. Disputes over the Obligation to Indemnify. If it does not agree with an Indemnity Notification sent pursuant to Clause 6.4 above, the Indemnifying Party may, within the period of ten (10) Business Days stipulated in said Clause, request in writing to the Indemnifiable Party clarifications and additional information on the Losses object of such Indemnity Notification, which shall be provided in writing by the Indemnifiable Party within ten (10) Business Days from the receipt of the request for clarification. If the Indemnifying Party is satisfied with the clarifications and agrees with the Indemnity Notification, the provisions of Clause 6.4.1 above shall apply. If, on the other hand, the Indemnifying Party is not satisfied with the clarifications and additional information provided by the Indemnifiable Party and has objections to the sum of the Indemnities in question, the Indemnifying Party shall send to the

Indemnifiable Party, within a period of up to ten (10) Business Days from the date of receipt of such clarifications and information, a notice describing in detail its disagreements with respect to the amount of Losses object of the request for clarification (“Loss Objection”). In this case, the Parties shall discuss the Loss Objection in good faith and, if there is no agreement within ten (10) Business Days (“Discussion Period”) from the date of receipt of the Loss Objection by the Indemnifiable Party, the Loss Objection shall be resolved in accordance with the conflict resolution mechanism set forth in Clause 12.9 below.

6.5.1. If any Loss Objection relates only to part of the Losses claimed through an Indemnity Notification, the undisputed amounts of the Losses in question shall follow the provisions of Clause 6.4.1.

6.6. Indemnity Procedure involving Third Party Claims. If any claim, investigation, request for information (including the initiation of an investigation procedure), arbitration action or proceeding that could result in an Indemnifiable Loss is filed or initiated by a third party against an Indemnifiable Party (“Third Party Claim”), the respective Indemnifiable Party shall send a notice to the Indemnifying Party with a copy of the documents relating to such Third Party Claim (“Notice of Third Party Claim”), in order to inform the Indemnifying Party of the Third Party Claim and to decide, at its sole discretion, whether or not it will conduct the defense against said Third Party Claim (“Defense”).  The Notice of Third Party Claim shall be sent by the Indemnifiable Party to the Indemnifying Party within no later than five (5) days as of the date of the Third Party Claim in question, or within a period permitting the Indemnifying Party to have a term equal to one half of the time limit established for the response or defense of the Third Party Claim, whichever is shorter, in the event that the Indemnifiable Party fails to comply with its obligations under this Clause 6.6 (including failure to send the Notice of Third Party Claim within said period), the Indemnifying Party shall be exempt from its obligations to indemnify under this Agreement.

6.6.1. Response to Notice. After receiving the Notice of Third Party Claim, the Indemnifying Party shall, within a maximum period of five (5) Business Days from the receipt of the notification sent by the Indemnifiable Party, or within a period that allows the Indemnifiable Party to have a term equivalent to 1/3 (one third) of the statutory deadline established for the response or defense of such Third Party Claim, whichever is shorter, to respond to the Indemnifiable Party about its decision regarding (I) the payment of the Loss involved in the Third Party Claim, (ii) the conduct of the Defense against said Third Party Claim, or (iii) its disagreement with the obligation to indemnify under the Third Party Claim in question. Should the Indemnifying Party fail to response within the aforementioned period, it shall be understood that the Indemnifying Party has no intention of responding, making payment or conducting the Defense, in which case the Indemnifiable Party shall conduct the defense against the Third Party Claim in question.

6.6.2. Conduct of Defense. In the event that the Indemnifying Party decides to present the applicable Defense, the Indemnifiable Party shall cooperate with the Indemnifying Party, providing access to all information necessary for the preparation of the response or defense, and, if so requested by the Indemnifying Party, grant within the shortest reasonably possible period specific powers to an attorney appointed by the Indemnifying Party and approved by the Indemnifiable Party (as provided below), and said attorney cannot be unreasonably refused, to conduct the Defense under the Third Party Claim. In such a case, any and all costs incurred, including attorney’s fees, as well as procedural costs related to the defense of the Third Party Claim shall be borne and directly paid by the Indemnifying Party, as the Indemnifying Party shall hire a recognized attorney, who shall conduct the Defense actively and diligently. The Indemnifiable Party may supervise and monitor the proceedings through contacts with the attorney so appointed, and the Indemnifying Party undertakes to instruct its attorneys to promptly respond to any inquiries from the Indemnifiable Party.

6.6.2.1. If the Indemnifying Party is conducting the Defense and wishes to enter into an agreement with the respective Third Party, it shall notify the Indemnifiable Party at least eight (8) Business Days in advance of its execution. The Indemnifiable Party may, by counter-notification sent within two (2) Business Days from the above notice, not agree to such execution and request its reconsideration, provided that (i) such disagreement is duly justified; and (ii) the agreement unambiguously results in prejudice to the image or reputation of the Indemnifiable Party or can reasonably induce a multiplier effect of claims.

6.6.3. If the Defense of a Third Party Claim is to be conducted by the Indemnifiable Party, the Indemnifiable Party shall conduct such Defense reasonably and in good faith, retaining an attorney who shall conduct the Defense actively and diligently. The reasonable expenses and costs incurred by the Indemnifiable Party with such Defense shall constitute the concept of Indemnifiable Loss. In this case, the Indemnifying Party shall collaborate with the Indemnifiable Party, providing access to all information necessary to prepare the response or defense, as applicable.

The Indemnifying Party may, at its own expense, supervise and monitor the proceedings through contacts with the attorney so appointed, and the Indemnifiable Party undertakes to instruct its attorneys to promptly answer any inquiries from the Indemnifying Party. In this case, the Indemnifiable Party may not enter into agreements or pay any amount in connection with such Third Party Claim (unless expressly and unequivocally determined by a Governmental Authority) without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

6.6.4. The Indemnifying Party is, in all cases, solely liable for the payment of any procedural disbursement relating to any Third Party Claim (including, without limitation, provision of a guarantee, surety or court deposit, attachment bond or payment due as a result of decisions granting injunctive relief or provisional enforcement), and if the Indemnifiable Party assumes its own defense under the Third Party Claim, the Indemnifying Party shall reimburse all reasonable disbursements made by the Indemnifiable Party with such Third Party Claim within five (5) Business Days, on condition that proof of disbursement is provided (such amounts shall be refunded to the Indemnifying Party in the event that the Third Party Claim is finally settled in favor of the Indemnifiable Party, to the extent that the Indemnifiable Party effectively recovers them).  In the event that the Indemnifiable Party is an Indemnifiable Party of the Buyer, such amount may be deducted by the Buyer from the Offsetting amount, subject to the provisions of this Agreement.

6.7. Obligation to Indemnity. For the cases set forth in Clause 6.6 above, an Indemnifiable Loss shall be considered to have been effectively incurred after: (i) the res judicata of any final court decision; (ii) any unappealable decision in an administrative proceeding, and provided that there is no action or recourse in the courts in progress and the Indemnifying Party declares that it does not intend to initiate the respective legal action; (Ii) final award rendered in arbitration; or (iv) the execution and/or ratification, as the case may be, of agreements to settle a Third Party Claim (subject to the provisions of Clause 6.6.2.1 above). Once they become definitively incurred pursuant to this Clause 6.7, Indemnifiable Losses shall be paid by the Indemnifying Party to the Indemnifiable Party within [**] days, provided that in the case of Losses due by the Sellers to an Indemnifiable Party of the Buyer and there is a balance of the Offsetting amount, such Indemnifiable Loss shall be Indemnified under the terms set forth in this Agreement for the definitive payment of the respective Indemnifiable Loss to the Buyer, provided that if the Offsetting does not represent a sufficient amount to pay the Indemnifiable Loss, the remaining balance shall be paid by the Indemnifying Party to said Indemnifiable Party in national currency, within the [**]-day period stipulated above. For the avoidance of doubt, payment of the full amount of the Loss shall be made by the Indemnifying Party(ies) to the Indemnifiable Party(ies) of the Buyer who has directly sustained the Loss, in national currency, within the [**]-day period stipulated above, unless it is subject to Offsetting, in which case the corresponding amount may be Offset by the Buyer, although the Indemnifiable Party in question is not the same.

6.8. Annulment of Tax Effects. The amounts relating to any indemnity payable under this Agreement shall be paid directly to the Indemnifiable Party that has sustained the respective Loss, plus any taxes levied in order to neutralize any tax effects for the Indemnifiable Party. Notwithstanding, if the payment of a Loss incurred by an Indemnifying Party of the Buyer (other than the Buyer) is made through Compensation, the amount to be withheld for Compensation shall be calculated net of Taxes, so that such net amount corresponds to the full amount of the Loss, and in the event that Taxes will affect the payment of the Indemnity through Compensation, the Sellers may make the payment directly to the Indemnifiable Party, provided that they do so within the period provided for in item 6.7. Such possibility of direct payment in the event that Taxes may be levied on the payment of indemnity by means of Compensation or any other means does not in any way exclude the obligation to indemnify under this Contract.

6.9. Labor indemnity. The Parties agree that, in relation to the Sellers’ obligation to indemnify the Indemnifiable Parties of the Buyer, the Sellers shall indemnify the Buyer’s Indemnifying Parties up to the limit of R$[**] per year (summing up the amounts of the Losses incurred in that period), derived from the Loss suffered by the Buyer’s Indemnifiable Parties with labor claims, provided that the complainants have been dismissed by decision of FADEP. If such Loss exceeds the amount provided for herein, the Sellers agree to indemnify the Buyer’s Indemnifying Parties in accordance with the procedure of Clause Six, in the amount equivalent to [**]% of the value of the Loss. However, it is hereby agreed that (1) labor claims of any director of FADEP; (2) labor claims or litigation related or based on moral damages; and (3) labor claims or litigation related or based on non-payment of social security or tax matters, are not subject to the limit in Brazilian reais provided for herein and the percentage reducer ([**]%) is also not applicable. In such cases (1 to 3), Sellers shall fully indemnify the Buyer’s Indemnifiable Parties.

6.10. CCB - It is hereby agreed between the Parties, with respect to the prepayment of CCB, as provided in this Contract, that in the event that the creditor bank informs that FADEP owes a value other than that paid in advance by FADEP to the bank, the Buyer or FADEP will pay the amount informed by the creditor bank and will automatically offset the amount paid to the bank with the subsequent portion of the Price in order to deduct from that subsequent Price installment the full amount paid, equivalent to the amount informed by the creditor bank. In such event, the Sellers agree to this automatic payment and will not oppose or use the opposition mechanisms provided for herein.

CLAUSE SEVEN - REAL GUARANTEE

7.1. Notwithstanding any right or remedy available to the Buyer, including under this Contract, which includes, for example, the possibility, at Buyer’s sole discretion, of the Clearing and Retention mechanisms mentioned in Clause 6.1.1 above, aiming to ensure compliance with the Seller’s obligations under this Contract, including, without limitation to Seller’s indemnity obligations to the Buyer’s Indemnified Parties, the Sellers and the Buyer shall, on this Closing Date, sign a mortgage instrument on the FADEP Operational Property in favor of the Buyer, in the exact terms of the draft attached this Contract as Annex 7.1, and shall also conclude all documents and make all necessary records for said formalization before the competent bodies and authorities.

7.1.1 The amount indicated in the mortgage instrument contained in Annex 7.1 to this Contract is based on the evaluation of the FADEP Operational Property made in November 2018, pursuant to the appraisal report contained in Annex 7.1.1 to this Contract.

7.1.2. Upon expiration of the term of 5 years as of this Closing Date, in the event of Material Losses against FADEP or an Indemnifiable Party that may be indemnified by Sellers in favor of the Buyer, correspond to the total amount of two million Reais (R$ 2,000,000.00) or less, the Parties agree that the real guarantee on the FADEP Operational Property will be fully released. The Parties agree to perform the acts necessary for such release within a period of up to 10 Business Days as of the end of the 5-year term provided for herein. Otherwise, in the event that the amount exceeds the total amount of two million reais (R$ 2,000,000.00) provided for herein, the Parties agree to negotiate in good faith the replacement of the mortgage with another guarantee with a value as closest as possible to the amount verified, provided it has been previously agreed between Buyer and Sellers. In the event that the Parties do not agree on the replacement, the real guarantee on the FADEP Operational Property will continue for the periods and in the manner provided for herein.

CLAUSE EIGHT - CONFIDENTIALITY

8.1. Confidentiality. The Parties, by themselves and by their Related Persons and their respective representatives (understood as any officers, board members, employees, advisors, auditors, lawyers, consultants and/or contractors for any purpose), shall, for the term of (5) years as of the date hereof, maintain strict confidentiality regarding the information presented in this Contract and the operations hereunder, as well regarding the information on the Intervening Parties and the Parties made available for the purposes of this Contract (“Confidential Information”). Any disclosure of Confidential Information may only be made with the express written consent of all Parties. For the purposes of this Contract, Confidential Information shall not be deemed to include: (a) information that have become or will become public domain, without such occurrence by breach of any obligation of confidentiality applicable to the Parties; (b) information that were known by any Party at the time of its disclosure and have not been obtained, directly or indirectly, from another Party or from third parties subject to an obligation of confidentiality; or (c) information that are disclosed as a result of compliance with a specific legal requirement or express Order of any Governmental Authority, pursuant to the Law. The restrictions provided for in this Clause shall not apply to the Buyer in relation to its direct and indirect investors who require such knowledge, to whom the Buyer may furnish information on the current transaction. Notwithstanding the foregoing, the Buyer undertakes to alert such investors to the obligation of confidentiality provided for herein, and they shall remain liable before the Seller for any breach of this obligation.

8.2. Public Announcements. The Parties bind themselves, their successors, their Related Persons and respective advisers to consult the other Parties before releasing any press release or making any public statement as to the content of the information in this Contract and of the operations provided herein, and shall not disclose any press release or make any public statement without prior approval of its form and content in advance by the other Parties. Notwithstanding, the Parties undertake to approve and authorize any disclosures that have to be made by any Party, as required by law or Governmental Authority, except for its right to contribute and comment on the terms of such disclosure.

CLAUSE NINE - TERM, DEFAULT AND CONTRACT EXPIRATION

9.1. This Agreement shall remain in force until the obligation herein provided are met, except if terminated under the terms of Clause 9.2 below,

9.2. In the event of default by any of the Parties, as herein provided in relation to the Closing Acts, provided that the innocent party shall be entitled to elect one of the following alternatives, at its own discretion: (i) to maintain this Agreement in force and demand its specific compliance, under the terms of the Law; or (ii) terminate this Agreement upon written notification for acknowledgment, event in which the innocent party shall be exempted from the obligations of the Operation, however, the confidentiality obligations previously defined shall remain in full force and effect, as well as the provisions for settlement of disputes, notifications, and indemnity, including for failure to comply with the obligations herein provided.

CLAUSE TEN — NO COMPETITION AND FORMATION OF GROUPS

10.1. For [**] years as of the present date and strictly to the State of Paraná, the Sellers shall individually and by their respective Related Persons, acting as shareholder, participant, partner, sponsor, technical adviser, board member, director, agent, administrator, financier, employee, consultant, trustee, or similar position, undertake to not exploit, participate, hold, control, manage or administrate, directly or indirectly, any business, activity, consortium, company or entity either directly engaged or by means of agents (including franchises) in the same businesses of FADEP. Failure to comply with this obligation shall lead to payment of non-compensatory fine by Sellers to the benefit of the Buyer, equivalent to [**] percent ([**]%) of the Price. The Sellers hereby acknowledge that the obligations herein provided are fair; and the price paid by Buyer to Sellers for the shares, as herein determined also include the compliance of these obligations by the Sellers.

10.1.1. As an exception, the scope of Clause 10.1 above does not provide for the performance of elementary- and high school-level education activities by Sellers and the Related Persons.

10.2. For [**] years as of the present date, Sellers, both individually and by their Related Persons, agree to not persuade or attempt to persuade any FADEP employee or administrator to leave FADEP, or otherwise employ, hire or attempt to hire or support any other person to hire any FADEP employee or administrator.

CLAUSE ELEVEN — COMPLIANCE WITH THE LAW

11.1. The Parties do hereby declare and acknowledge that the termination of this Agreement for non-compliance with the Closing Act at the present Closing Date, under the terms of Clause 9.2, with the consequence lack of consummation of the Operation, will neither frustrate any expectation of law nor lead to any right for compensation or payment of indemnity or any other amount for any of the Parties.

CLAUSE TWELVE - GENERAL PROVISIONS

12.1. Notifications. All notices or other communications related to this Agreement shall be made in writing and delivered by registered mail, by courier services (with acknowledgment of receipt), using an internationally reputable courier company or also by e-mail (with acknowledgment of delivery). Notices will be forwarded to the addresses of the following Parties: The notices and communications shall be considered received on the delivery confirmation date, upon confirmation of delivery or return receipt, as the case may be, except if this date is not a business day, in such case the notification and communication shall be considered to be delivered on the immediately next business day. Any Party may change the address to which the notice shall be sent, by written notice to the other Parties, pursuant to this Clause.

To Sellers:

João Carlos
[**]

CC to (which is not a notice for the purposes of this Agreement):

Wongtschowski e Zanotta Advogados
[**]

To Buyer:

NRE
[**]

12.2. Expenses. Each Party shall bear its respective expenses relating to the preparation, negotiation and signature of this Agreement and the services related thereto, including all fees and expenses of agents, representatives, legal advisers, and accountants.

12.3. Entire Agreement. This Agreement and its respective annexes, recital represent all the agreements and understandings between the Parties referring to the transactions herein described and replace any and all previous agreements between the Parties. None of the Parties is bound to any understanding or statement in relation to the aforementioned matters, except for those included in this Agreement or subsequently agreed upon in writing between the Parties.

12.4. Assignment. Sellers and Buyer shall not partially or entirely assign this Agreement without prior written agreement from the other Party provided that, however, after the payment of Price, the Buyer may assign the Agreement to any of its Related Persons.

12.5. Waiver; Amendments. In the event that the Parties waive the compliance with the provision of this Agreement, this shall not be construed as a waiver for the future compliance with these provisions by any of the Parties, unless this intention is formalized in a written document signed by the respective Party. The provisions of this Agreement, even though related to only one of the Parties, may be amended or waived only upon a written agreement entered into between all contracting Parties.

12.6. Severability. If, by any reason, any provision of this Agreement is considered null and void, this provision shall be limited to the broadest possible extent as to produce its effects, and the validity, legality and effectiveness of the remaining provisions of this Agreement shall not, in any manner, be affected or impaired.

12.7. Specific Execution. The Parties agree that the allocation of losses and damages, even though owed and determined in accordance with the Law, shall not represent an adequate and sufficient compensation for the default of the obligations herein provided. After the acknowledgment of the default and right for specific execution through arbitration, any of the Parties may judicially claim the specific execution of the obligation not complied upon judicial order, pursuant to article 784, item III of the Code of Civil Procedure.

12.8. Governing Law. This Agreement will be ruled and construed in accordance with the laws of the Federative Republic of Brazil.

12.9. Conflict Resolution by Arbitration. Any dispute, litigation, issue, doubt or divergence of any nature directly or indirectly related to this Agreement involving any of the Parties and the Intervening Party (“Involved Parties”) shall be settled through arbitration, to be conducted and administrated by the Center for Mediation and Arbitration of the Brazil-Canada Chamber of Commerce (“Chamber”), pursuant to the procedures of the Chamber which are in force at the commencement of the arbitration procedures (“Regulation”).

12.9.1. The arbitration shall be carried out by an Arbitration Court composed of three arbitrators (“Arbitration Court”), appointed in accordance with the Chamber’s Regulation. Each Involved Party shall appoint an arbitrator. The third arbitrator, who shall be the chairman of the Arbitration Court, shall be elected by both arbitrators appointed by the Involved Party. In the event that there is another claimant, all shall appoint a single arbitrator, under common agreement; in the event that there is more than on claimant, all of them shall appoint a single arbitration under common agreement. Any omissions, refusals, disputes, doubts and disagreements as to the appointment of the arbitrators by the Involved Parties or in relation to the appointment of the third arbitrator shall be settled in accordance with the Regulation. The procedures determined in this clause shall also apply to the cases of replacement of arbitrator.

12.9.1.1 The arbitrator shall base his decision solely on the material law governing this Agreement, and not perform an equity trial.

12.9.2. The arbitration shall be conducted in the city and state of São Paulo in Portuguese language.

12.9.3. The arbitral award shall be final, conclusive and binding with respect to the Involved Parties, and any decision contained in the arbitration award shall be acknowledged and enforceable in any competent court, except for requests for correction and clarification to the Arbitration Court, as provided for in article 30 of Law No. 9307/96 and any annulment action based on article 32 of Law 9307/96.

12.9.4. The Parties hereby agree that the arbitration procedure shall be kept under confidentiality and that any information or documents, including any petition or documentation exchanged or produced for the arbitration (including, but not limited to, dossiers and other documents submitted or exchanged, any testimony or verbal statements, and any award) shall not be disclosed outside the arbitration court, the administration office, the Involved Parties and their consultants, and any other Person that is necessary to conduct the arbitration, except (a) as necessary to provide for preparatory judicial measures for the arbitration proceedings or for the execution of decisions rendered by the arbitration court, including the arbitral award, observing the confidentiality of justice; and/or (b) as required by the legislation and regulations applicable to the Involved Parties.

12.9.5. Before the provision of the arbitration award, each of the Involved Parties shall bear with the respective costs and expenses arising from the arbitration procedures. The arbitration costs and expenses, including the arbitrator’s fees, shall be covered by the losing Involved Party. In the event of a decision that benefits both Involved Parties, the costs will be paid to the proportion determined in the arbitration award.

12.9.6. The Involved Parties agree that the arbitration procedure described in this Clause is the only and exclusive method through which the Involved Parties shall settle disputes arising from this Agreement; provided that, however, the Parties to this Agreement expressly agree that no provision of this Agreement shall prevent the Involved Parties from submitting any matter to the competent court with jurisdiction over either Party for the sole purpose of performance of the necessary judicial actions to maintain the status quo or otherwise prevent irreparable damage to any of the Involved Parties until the constitution of the Arbitration Court.

12.9.7. The Court of the Judicial District of the Capital of the State of São Paulo is hereby elected, renouncing all others, however special or privileged they may be, for (i) precautionary measures and prior judgments to the constitution of the Arbitration Court, (ii) any annulment measure based on article 32 of Law 9307/96 and (iii) any conflicts that under Brazilian law cannot be submitted to arbitration. The execution of the decisions of the Arbitration Court, including arbitration award and a possible partial decision, shall be conducted in the Judicial District of the capital of the state of São Paulo.

12.9.8. Payment of indemnity, including for losses and damages, due to breach of the provisions of this Agreement shall not be considered sufficient compensation, also not excluding the specific execution herein provided.

12.9.9. The Involved Parties are bound to this provision for all purposes and effects of the arbitration clause.

12.10. Spouse’s Consent. The spouse of João Carlos, Mrs. Inelde Pedroso, Brazilian, married, holder of Identity Card [**], SSN [**], resident and domiciled at [**], declares that she has read, agreed, and consented with the present Agreement and all operations herein provided, and also agrees to be bound to the provisions of this Agreement to the extent that she may have any rights under the terms of this instrument or any rights on any shares of FADEP and/or RD, including, in any case, rights under the asset community regime or applicable laws related to the community of property.

12.11. Intervening party. The Companies, as Intervening Parties, declare that they fully acknowledge the Agreement and agree with all its terms and conditions, as well as with all obligations undertaken under such Agreement, thus being bound to them.

12.12. Definitive Share Acquisition Documentation. This Agreement, the Lease and Sublease Agreements, the Escrow Account Agreement and any other documents entered into between the parties related to the operations herein provided, and with the aforementioned documents, hereinafter “Operation Contracts”, are related and shall be construed together.

12.13. Annexes. The Annexes to these Agreement, all signed by all Parties, are an integral part of this Agreement.

IN WITNESS WHEREOF, the Parties sign this Agreement in three (3) counterparts of equal form and purport before two undersigned witnesses.

São Paulo, December 05, 2018

MRE PARTICIPAÇÕES S.A.	JOÃO CARLOS RIBEIRO PEDROSO

LEONI MARGARIDA BERTOLIN	JOSÉ CARLOS JANUÁRIO

RICARDO PEDROSO	DAIANE PEDROSO CANTO

Intervening parties:

FADEP - FACULDADE EDUCACIONAL DE PATO BRANCO LTDA.
By:
Position:

RD ADMINISTRAÇÃO E PARTICIPAÇÃO LTDA.
By:

Position:

Spouse’s Consent:

INELDE PEDROSO

Witnesses:

Name and SSN:
[**]
ID: [**]
SSN: [**]

Name and SSN:
[**]
ID [**]
SSN [**]